EXHIBIT 10.30

Confidential Treatment has been requested with respect to portions of the agreement indicated with an asterisk [*]. A complete copy of this agreement, including the redacted terms, has been separately filed with the Securities and Exchange Commission.

                              E-COMMERCE AGREEMENT

         THIS E-Commerce Agreement dated the 14th day of May, 1999 (the "Effective Date") is by and between THESPORTSAUTHORITY.COM, INC., a Delaware corporation ("TSA.com"), and THE SPORTS AUTHORITY, INC., a Delaware corporation ("Retailer").

         WHEREAS, Retailer is a full line sporting goods retailer and operates TSA Stores (as defined below) in the U.S. and Canada under the trade name, trademark and service mark THE SPORTS AUTHORITY;

         WHEREAS, Retailer has entered into a certain E-COMMERCE VENTURE AGREEMENT with Global Sports Interactive, Inc. for the purpose of cooperatively forming and operating the company which is TSA.com;

         WHEREAS, TSA.com is in the business of creating, developing, operating, maintaining, advertising and promoting all aspects of the E-Commerce Business; and

         WHEREAS, Retailer desires to enter into an agreement with TSA.com pursuant to which TSA.com shall provide certain services to Retailer, all upon the terms and conditions hereinafter set forth;

         WHEREAS, Retailer and its subsidiary THE SPORTS AUTHORITY MICHIGAN, INC. (as "Licensor") have entered into a certain LICENSE AGREEMENT with TSA.com under which TSA.com as Licensee has been granted certain rights to use the Marks, Names, TSA Buying Power and TSA Content (all as defined in the License Agreement) in connection with creating, developing, operating, maintaining, advertising and promoting the TSA Site; and

         NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         As used herein, the following terms shall have the following meaning:

1.1 "Advertising Co-op and Discretionary Funds" shall mean amounts earned by or allocated to Retailer by its vendors, the purpose of which is to advertise or market a given vendor's brand or goods, or for advertising, marketing, promotional or other use at Retailer's discretion.

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1.2      "Advertising and Marketing Partners of TSA.com" shall mean operators or proprietors of search engines, portals, community sites, content sites, on-line retailers, shopping, regional and industry directories, push sites, and other Internet sites capable of attracting Customers for the TSA Site, or desirous of attracting Customers from the TSA Site to their sites, with whom TSA.com contracts for exchanges of advertising and promotional services and any form of compensation. For purposes of this Agreement, TSA.com shall not contract with TSA Competitors and the same shall be excluded from the definition of Advertising and Marketing Partners of TSA.com.

1.3 "Business Day(s)" shall mean any day which is not a Saturday, Sunday or official federal holiday in the U.S.

1.4 "Closeout Merchandise" shall mean end of season, out of style, broken stock or excess merchandise that is currently carried by Retailer in a substantial number of its TSA Stores, or merchandise which is available for purchase from a given vendor on a closeout basis for sale in a substantial number of Retailer's TSA Stores, and priced by Retailer at a greater than normal discount for the purpose of reducing inventory or turning inventory quickly, without replenishment.

1.5      "Confidential Information" shall mean as that term is defined in
         Article XI of this Agreement.

1.6 "Cross Promotion" shall mean the use by Advertising and Marketing Partners of TSA.com of certain of Retailer's Names and Marks (as defined in and subject to the License Agreement) on other than the TSA Site for the purpose of promoting the TSA Site and the goods and services offered on the TSA Site.

1.7 "Customer" shall mean a consumer who purchases or otherwise receives any merchandise or services furnished by TSA.com from the TSA Site as permitted hereunder.

1.8 "Customer Data" shall mean any and all data relating to Customers or potential Customers of the TSA Site, including without limitation, data relating to persons referred by or through the Advertising and Marketing Partners of TSA.com to the TSA Site. Such data may include, without limitation, names and other identifying information such as addresses, phone numbers and e-mail addresses, credit card numbers and related data, preferences, gift and shipping information, purchase, payment and connection histories, correspondence, inquiries, and descriptions of the items and quantities of items purchased by any such persons.

1.9 "Databases" shall mean all data structures, data schema, database dictionaries, attributes, validation tests for each element, table sizes and formats, access requirements, data dependencies and other elements involving the management or storage of data on the TSA Site, and all refinements, updates, releases, improvements and enhancements thereto, all Intellectual Property Rights embedded therein (except those belonging to Retailer or TSA.com) and all applications created specifically for management and use of

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         the Customer Data, Financial Data and TSA Content, but excluding the
         Customer Data, Financial Data and TSA Content PER SE. GSI shall own all right, title and interest in and to the Databases, while Retailer and TSA.com may use the Databases subject to other restrictions set forth herein.

1.10 "Defective Allowance" shall mean a discount or rebate granted by a vendor to a retailer as a result of defective merchandise received by the retailer and pursuant to which, the retailer also retains or destroys the merchandise.

1.11 "Disclosing Party" shall mean the party disclosing Confidential Information as permitted under this Agreement.

1.12 "E-Commerce Business" shall mean the business of creating, developing, operating, advertising and promoting the TSA Site as further described herein.

1.13 "E-Commerce Orders" shall mean any orders for On-Line Merchandise or services placed by Customers from the TSA Site.

1.14 "E-Commerce Shopping Experience" shall mean the unique and highly interactive experience of shopping for and purchasing merchandise from the TSA Site, including, without limitation, the experience of a functional (little or no fluff), streamlined, easy to navigate, on-line sporting goods store with the Features Set described herein and in ATTACHMENT A. As much as practicable, the TSA Site shall draw from the "look and feel" of Retailer's TSA Stores and reinforce Retailer's mission of offering high quality, high performance, innovative products, in fashion and on trend as to style, color, materials and makeup, supporting beginner, intermediate and enthusiast participants through superior value and service. The E-Commerce Shopping Experience is intended to help make the TSA Site THE e-commerce shopping site for sporting goods, athletic apparel and athletic footwear.

1.15 "Features Set" shall mean the features, characteristics and requirements for the TSA Site as set forth throughout this Agreement and in ATTACHMENT A, as the latter may be amended or supplemented in accordance with this Agreement.

1.16 "Financial Data" shall mean all data relating to the financial performance or operations of the TSA Site, including the financial information generated pursuant to Article 8.1 below, and any aggregates of data which are Customer Data, except that any names and other information identifying Customers in any manner shall not be considered and be excluded from Financial Data.

1.17 "Fiscal Year" shall mean TSA.com's fiscal year. TSA.com shall give at least ninety (90) days advance notice to Retailer of any change in designation of TSA.com's Fiscal Year.

1.18 "In Line Merchandise" shall mean current merchandise carried by Retailer in a substantial number of its TSA Stores (excluding test merchandise, Markdowns, Closeouts and Special Makeups), or merchandise which Retailer intends in the near future to carry

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         in a substantial number of its TSA Stores, or which is offered by the same vendors and is closely related to foregoing merchandise and available to Retailer but not currently carried in its TSA Stores.

1.19 "Intellectual Property Rights" shall mean any and all now known or hereafter known tangible and intangible (a) rights associated with works of authorship throughout the universe, including but not limited to copyrights, moral rights, and mask-works, (b) trademark and trade name rights and similar rights, (c) trade secret rights, (d) patents, designs, algorithms and other industrial property rights, (e) all other intellectual and industrial property rights (of every kind and nature throughout the universe and however designated) (including logos, "rental" rights and rights to remuneration), whether arising by operation of law, contract, license, or otherwise, and (f) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues hereof now or hereafter in force (including any rights in any of the foregoing).

1.20 "Internet" shall mean a global network of interconnected computer networks, each using the Transmission Control Protocol/Internet Protocol and/or such other standard network interconnection protocols as may be adopted from time to time, which is used to transmit content that is directly or indirectly delivered to a computer or other digital electronic device for display to an end-user, whether such content is delivered through on-line browsers, off-line browsers, or through "push" technology, electronic mail, broadband distribution, satellite, wireless or other successor technologies or means. Internet shall also mean on-line services such as AOL, CompuServe and Prodigy.

1.21 "Launch Date" shall mean the date on which TSA.com commences normal operation of the TSA Site with the Core Functionality as further described in ATTACHMENT A.

1.22 "Markdowns" shall mean merchandise currently in Retailer's inventory in a substantial number of its TSA Stores which is systematically offered for sale at prices less than the original retail prices at which Retailer offered such merchandise, in response to low demand, seasonality, obsolescence or other market conditions.

1.23 "Milestone Delivery Schedule" shall mean the major dates and deliverables in creating, developing and launching the TSA Site, which may be incorporated into the Production Schedule, as further described in ATTACHMENT A.

1.24 "On Line Customer Loyalty Programs" shall mean programs established by TSA.com with Retailer's prior review and approval to encourage repeat business at the TSA Site from Customers.

1.25 "On Line Gift Certificates" shall mean gift certificates bearing the mark THESPORTSAUTHORITY.COM, distributed electronically under the auspices of TSA.com (subject to Retailer's approval and the terms of the LICENSE AGREEMENT), offered by TSA.com and redeemable only through or on the TSA Site, but not at Retailer's TSA Stores.

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1.26     "On Line Merchandise" shall mean the merchandise offered and sold by
         TSA.com on the TSA Site as further defined in Article 4.3.

1.27 "Outsourcing Partner(s)" shall mean any person or entity which, subject to Article 20.11 and other applicable terms of this Agreement, TSA.com engages to perform any of the obligations, duties or services which TSA.com has undertaken or promised to perform under this Agreement.

1.28 "Own Brand Merchandise" shall mean any and all goods bearing, or sold under or in connection with packaging or labels bearing the mark THE SPORTS AUTHORITY or the mark THE SPORTS AUTHORITY & Design, as either offered and sold by Retailer in its TSA Stores, or offered and sold by TSA.com from the TSA Site. All such sales by TSA.com are subject to the terms of the LICENSE AGREEMENT.

1.29 "Party" shall mean Retailer or TSA.com; "Parties" shall mean both of them.

1.30 "Production Schedule" shall mean the schedule to be agreed upon by the Parties for the creation, development, and production (both before and after the Launch Date) of the TSA Site, including the delivery of TSA Content and TSA.com Products.

1.31 "Receiving Party" shall mean the party receiving Confidential Information as permitted under this Agreement.

1.32 "Retailer's Warehouse" shall mean the place or places at which Retailer receives bulk delivery of any merchandise from its vendors.

1.33 "Special Makeups" shall mean merchandise currently carried by Retailer in a substantial number of its TSA Stores (excluding test merchandise, Markdowns and In-Line Merchandise), or merchandise which Retailer plans to carry in a substantial number of its TSA Stores, which is manufactured and sold to Retailer on a temporarily exclusive basis, and not otherwise available in the market or for purchase by other retailers during the period of exclusivity.

1.34 "Term" shall mean the period commencing with the Effective Date and continuing until this Agreement is terminated as provided in Article XVII below.

1.35 "TSA Competitor" shall mean: (a) any person, firm or corporation or other entity (other than TSA and its retailing subsidiaries) which either directly or indirectly derives twenty percent (20%) or more of its revenues from the sales or distribution of sporting goods, athletic apparel, athletic footwear or related goods and services, whether operating from stores located in the U.S., Canada or Japan or any other nation in which the predominant language is English, whether by mail order, home shopping through audio or video programming, over the Internet or otherwise; and (b) any retailing entity which would clearly be regarded as a competitor of TSA by the U.S. Department of Justice under federal antitrust and competition laws and regulations.

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1.36     "TSA.com Products" shall mean, collectively, the TSA.com Tools and the
         TSA.com Work Product.

1.37 "TSA.com Tools" shall mean any tools, both in object code and source code form, which TSA.com has already developed or which TSA.com independently develops or licenses from a third party, excluding any tools which TSA.com creates pursuant to this Agreement. By way of example, TSA.com Tools may include, without limitation, search engines, Java servlets and ActiveX controls.

1.38 "TSA.com Work Product" shall mean all HTML files and Java files (or derivatives of either), graphics files, animation files, data files, technology, scripts and programs, both in object code and source code form, all documentation and any other items used by TSA.com to create the TSA Site.

1.39 "TSA Content" shall mean the following content or information, as furnished by Retailer to TSA.com subject to the terms of this Agreement and the License Agreement:

                  (a) text, graphics, photographs, video, audio and/or other data or information relating to any subject furnished by Retailer to TSA.com and intended solely for use in connection with the TSA Site;

                  (b) Retailer selected print advertisements for the TSA Stores or the goods and services offered by Retailer in the TSA Stores, including run of press and insert advertisements which appear in newspapers and magazines, as well as printed in store signage, point of sale and display signage and information promoting events and the goods and services offered in the TSA Stores; and

                  (c) such information concerning the goods and services offered by Retailer in the TSA Stores in the U.S. as Retailer possesses and has the right to transfer and license to TSA.com, and which Retailer deems necessary to successful operation of the TSA Site, including, without limitation, information which is related to the sourcing, manufacturing, development, design, fabrication, construction, test procedures, performance features, quality control standards, merchandise specifications, reliability standards, distribution, product costs, other costs, allowances, rebates, sizes, colors, decoration, display, pricing, margins, vendor economic information, and similar information and know-how necessary to the procurement, merchandising, inventory management and sales of such goods and services in the TSA Stores.

1.40 "TSA Gift Certificates" shall mean gift certificates bearing the marks THE SPORTS AUTHORITY and THE SPORTS AUTHORITY & Design, printed and distributed under the auspices of Retailer, offered by Retailer for redemption at its TSA Stores, or if by TSA.com on the TSA Site, redeemable only at Retailer's TSA Stores.

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1.41     "TSA Site" shall mean that certain Internet site currently accessible through the URL "http://www.thesportsauthority.com," and any backup or mirror Internet site; it being understood that the TSA Site shall be primarily targeted by TSA.com at Customers, and not at persons, entities or activities otherwise described in Article 2.6 of the LICENSE AGREEMENT. Further, the TSA Site shall not be used by TSA.com to furnish, sell, advertise or promote the goods or services of any TSA Competitor. The TSA Site shall include, without limitation, the E-Commerce Shopping Experience, the Features Set and other aspects, features and characteristics as set forth in this Agreement and its Attachments.

1.42 "TSA Stores" shall mean any sporting goods retail store established and/or operated by Retailer or Retailer's wholly-owned retailing subsidiaries and devoted to the sale of a broad assortment of sporting goods, athletic footwear, athletic apparel and related goods, and to provision of related services.

1.43 "URL" shall mean the uniform resource locator of the TSA Site on the Internet.

1.44 "URL Integration" shall mean the display of Retailer's URL in Retailer's prepared advertising, marketing, public relations and investor relations communications as further described in Article 7.5.

1.45 "Web" or "web" shall mean the World Wide Web, a network protocol for accessing and viewing text, graphics, sound and other media and engaging in e-commerce via the Internet.

                                   ARTICLE II
                           DEVELOPMENT OF THE TSA SITE

2.1 SERVICES. TSA.com, at its own expense and at no cost to Retailer, shall provide all creative, design, programming and other consulting services, including all applicable TSA.com Products, necessary to the successful realization of the TSA Site, including without limitation, services in the Core Functionality as specified in ATTACHMENT A and incorporation of at least the core aspects (as agreed by the Parties) of the Features Set, in accordance with the Milestone Delivery Schedule and the Production Schedule, and as is necessary in order to deliver the TSA Site in condition acceptable to Retailer on or before the Launch Date. After initial acceptance by Retailer and full scale launch of the TSA Site, TSA.com's development and maintenance services shall continue throughout the Term of this Agreement.

2.2 TSA CONTENT. (a) INITIAL TSA CONTENT. As soon as reasonably possible after the Effective Date, TSA.com and Retailer shall agree upon a Production Schedule for the delivery by Retailer to TSA.com of that TSA Content which Retailer intends for TSA.com to incorporate into the TSA Site. The Parties acknowledge that Retailer shall be able to deliver certain "static" information, such as TSA Store locations, promptly to TSA.com, and that other TSA Content, such as TSA Content concerning the merchandise to be sold on the TSA Site, may be delivered at a later date, closer to the Launch Date. TSA Content shall be in the format(s) designated by TSA.com as set forth in ATTACHMENT B hereto or in such other formats as the Parties may

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mutually agree. Upon Retailer's request, TSA.com shall assist Retailer in the conversion of TSA Content into an acceptable form for use by TSA.com for the TSA Site.

         (b) SUBSEQUENT TSA CONTENT. Retailer shall supply TSA.com with updated TSA Content as it becomes available to Retailer and necessary to updating the TSA Site. Notwithstanding anything contained herein to the contrary, and except as it relates to Special Make-Ups, it shall be TSA.com's responsibility to produce and maintain all camera ready product information for use on the TSA Site and Retailer shall have no responsibility therefor. With respect to Special Make-Ups, Retailer shall furnish sample products to TSA.com with sufficient lead time to allow TSA.com to produce camera ready product information as and when needed.

2.3 PROJECT LIAISONS. Each party's primary contacts for development efforts shall be the project liaisons specified in ATTACHMENT A or the persons otherwise designated in writing by Retailer or TSA.com from time to time, as the case may be.

2.4 ACCEPTANCE. TSA.com shall make available to Retailer Alpha and Beta versions of the TSA Site for Retailer's review and, with respect to the Beta version, annotation and approval, and Retailer shall provide the latter, all according to the Milestone Delivery Schedule, if not earlier. Retailer shall review and comment upon the Alpha version within two Business Days after delivery of the Alpha version. TSA.com shall make any necessary changes and furnish the Beta version of the TSA Site for Retailer's review and acceptance on or before September 21, 1999. Retailer shall have seven (7) Business Days after delivery of the Beta version to review and evaluate the TSA Site (the "Acceptance Period") in order to assess whether it successfully incorporates the Features Set, captures the desired E-Commerce Shopping Experience and otherwise complies with the terms of this Agreement and of the License Agreement. During the Acceptance Period, Retailer shall identify in writing to TSA.com all aspects of the TSA Site that do not substantially conform as described above. Upon receipt of Retailer's list of non-conformities, TSA.com shall correct promptly all such non-conformities so that the TSA Site does conform in all material respects, and substantially conforms in all lesser respects, after which Retailer and TSA.com shall extend the Acceptance Period for a second seven (7) Business Day Acceptance Period during which Retailer shall confirm that all non-conformities that were previously identified have been corrected. Notwithstanding the foregoing, the TSA Site shall be deemed accepted upon the earlier of: (i) its use in commerce with all Core Functionality, provided, however, TSA.com shall not use the TSA Site in commerce without Retailer's prior approval and consent;
(ii) Retailer's failure to give notice of any non-conformities during an Acceptance Period; or (iii) Retailer's acceptance of the TSA Site.

The acceptance procedures set forth in this Article 2.4 shall also apply to any material modifications made to the TSA Site during the Term of this Agreement. As used herein, "material modifications" shall mean alterations which significantly change the overall design, "look and feel" or functionality of the TSA Site, or which extend or reduce the Features Set.

2.5 ADDITIONAL FEATURES OF THE TSA SITE; UPDATES. TSA.com, at its own expense and at no cost to Retailer shall provide such content and features on the TSA Site as Retailer elects, which contain or make accessible as part of the TSA Site such information as: corporate information

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(E.G., historic background, mission statement, names of officers and directors), store locator, public financial information (E.G., SEC filings, annual reports, etc.), press releases, community programs, employment opportunities for in store or corporate positions, frequently asked questions, a "contact us" section, customer reviews, product reviews and any other information which serves to enhance the TSA Site and help the TSA Site and Retailer attract and retain Customers.

Without limiting the foregoing, following the initial completion, acceptance and launch of the TSA Site, TSA.com, at its own expense and at no cost to Retailer, shall update non-shopping aspects of the TSA Site, as requested from time to time by Retailer, as follows:

         (a) Employment Opportunities - TSA.com shall furnish technology to allow Retailer to update as frequently as Retailer desires.

         (b)      Public Financial Information -

                  i) Stock Prices - to be updated daily or more frequently by a link to another web site offering such information.

                  ii) SEC Filings and Annual Reports - SEC filings shall be provided by a link so long as the government (or Retailer) makes such filings available at no cost. Both SEC filings and annual reports shall be provided only if available in portable document format; in the alternative, TSA.com shall provide the consumer with a form and format in order facilitate efficient delivery of such information from Retailer's investor relations or legal departments.

         (c) Store Locators - to be updated as such information changes and is received from Retailer.

         (d) Frequently Asked Questions - to be updated by TSA.com monthly, from TSA.com's experience in hosting, managing and operating the TSA Site, and from any information which Retailer provides.

         (e) Corporate Information - to be updated as such information changes and is received from Retailer.

         (f) Retailer's Community Programs - to be updated as such information changes and is received from Retailer.

         (g) Press Releases - TSA.com shall furnish technology to allow Retailer to update and post on the TSA Site directly. Retailer shall be able to post press releases on the TSA Site as it desires.

         (h) "Contact Us" Section - to be updated as such information changes and is received from Retailer.

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                                   ARTICLE III
                     HOSTING AND MAINTENANCE OF THE TSA SITE

3.1 DATA CENTER AND SERVICES. TSA.com, at its own expense and at no cost to Retailer, shall furnish a data center and all "back-end" operations for the purpose of hosting and maintaining the TSA Site, either directly, or through an Outsourcing Partner (the "Data Center"). The Data Center shall be configured to meet or exceed the standards and specifications set forth in ATTACHMENT C. The Data Center shall host the TSA Site and data servers in a secure environment. The Data Center shall provide a commercially reasonable communications link to the public Internet that is monitored at all times with wide area network management tools. The Data Center shall include all necessary resources, including backup and mirror systems, to make the Data Center highly reliable and allow the TSA Site to be operational on a 24 hours/7 days a week basis but for scheduled down time for maintenance and backup purposes. The Data Center shall be supported and managed by TSA.com and TSA.com's operations and systems administration staff shall maintain all servers and provide all technical and support resources required to resolve any technical issues or failures of equipment. TSA.com shall operate the Data Center and all servers, all in accordance with ATTACHMENT C.

Retailer may request changes in the hosting operation or services provided under this Agreement in order to meet the changing needs of Retailer and of the TSA Site. Such requests shall be made in writing. Retailer and TSA.com shall evaluate the needs and proposed changes to determine the best course of action and amend ATTACHMENT C, if necessary and agreed to by the Parties.

3.2 TSA.com shall make the Data Center ready for acceptance testing on or before October 14, 1999. Retailer or its representatives may conduct acceptance tests during the following two-week period to verify that the Data Center meets the agreed upon acceptance criteria. If at the end of such two-week period, the Data Center has failed to meet such criteria, the Parties shall work together to determine the reasons for such failure. The Party whose action or inaction is determined to be the cause of such failure, shall, with the cooperation and assistance of the other Party, work to promptly remedy such failure. If the Data Center has not passed the acceptance criteria within thirty (30) days after the end of such two-week period, and if the cause has been attributed to TSA.com or its Outsourcing Partner, Retailer shall have the right, upon written notice to TSA.com, to terminate this Agreement at the end of such thirty day period. Once Retailer has accepted the Data Center in accordance with the agreed upon acceptance criteria, TSA.com shall immediately staff its operations team and begin operating the Data Center.

3.3 PERFORMANCE MONITORING. TSA.com and Retailer shall work together during the implementation of the Data Center to mutually agree upon the reports that TSA.com shall prepare and deliver as part of normal operations to document performance once the Data Center has been accepted and gone into operation. TSA.com shall permit Retailer to track performance and derive statistics via remote access to the Data Center.

3.4 HOSTING SERVICES. TSA.com shall load the TSA Site onto server(s) that are connected to the Internet and readily accessible via the Web through use of the URL. TSA.com shall ensure

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that the TSA Site is functional and ready to process transactions in an efficient manner, and that it is compatible with all major software platforms, including the major web browsers and helping applications and plug-ins. TSA.com shall upload all TSA Content, including updates, to the TSA Site within three
(3) Business Days of delivery to TSA.com. With TSA.com's prior written consent and cooperation, Retailer may electronically transmit or upload TSA Content directly to the Web Site.

3.5 MAINTENANCE SERVICES. TSA.com shall maintain the TSA Site so that it functions in a reasonably error free manner and according to the standards and specifications set forth in ATTACHMENT C. Upon notification of an error in the TSA Site or of a non-conformity between the TSA Site and the Features Set or ATTACHMENT C, whether from Retailer or from any Customer or user of the TSA Site, TSA.com shall promptly commence an investigation into the reported error, and TSA.com shall, upon reproducing such error, use reasonable commercial efforts to correct such error in a timely fashion. While providing any maintenance services, TSA.com shall ensure that the TSA Site is functional and ready to process transactions in a reasonably efficient manner, provided, however, that TSA.com may, during low usage periods and as mutually determined by the Parties, temporarily take down or block access to the TSA Site to perform maintenance.

3.6 SEARCH ENGINE REGISTRATION. On or before the Launch Date, and from time to time as requested by Retailer during the Term of this Agreement, TSA.com shall write professional meta tags and register the TSA Site and Retailer's URL with the as many of the leading search engines and directories, as well as many of the leading shopping, industry and regional directories, as practicable. The Parties acknowledge that submission of registration materials does not guarantee that registration will actually take place.

                                   ARTICLE IV
                           MERCHANDISING THE TSA SITE

4.1 IN GENERAL. The Parties acknowledge that Retailer's core competencies lie, in part, in the selection, sourcing, purchasing, distribution, presentation, advertising and sale of merchandise, including without limitation, the establishment and maintenance of favorable relationships with merchandise vendors, all in relation to operating land-based sporting goods stores. Similarly, TSA.com's (or GSI's) core competencies lie, in part, in the creation, development and operation of e-commerce businesses, including, without limitation, making it possible for land-based retailers to successfully migrate to and operate e-commerce businesses which may differ, especially as to merchandising, from their land-based stores. The Parties anticipate that the majority of merchandise to be offered and sold on the TSA Site shall be merchandise which Retailer originally selects and orders for its TSA Stores. Under this Agreement, TSA.com shall be kept informed of Retailer's selection and ordering processes and shall be entitled, subject to the restrictions set forth herein, to select from the full range of merchandise offered in Retailer's TSA Stores the merchandise to be offered on the TSA Site. TSA.com's selection may be supplemented in part, as provided herein, with merchandise not otherwise offered or sold in Retailer's TSA Stores.

4.2 RESTRICTIONS. In no event shall TSA.com offer or sell on the TSA Site, and Retailer shall not be required to assist TSA.com in obtaining:

         (a) firearms, ammunition, explosives and explosive materials, weapons, and any related items, equipment and accessories which may be subject to licensing, permitting and or other governmental restrictions on sales, distribution and/or exports of the same;

         (b) counterfeit merchandise or merchandise which infringes the valid Intellectual Property Rights of others within an applicable jurisdiction;

         (c) any merchandise for which merchants are charged with in-person verification of identity or age or other qualifications to own or purchase the subject merchandise;

         (d) any merchandise which is subject to any export prohibition from the U.S., or which is barred or otherwise prohibited from use in any export destination country outside the U.S., unless such merchandise is offered, sold and delivered to Customers only within the U.S.;

         (e) any merchandise, which if offered or sold on the TSA Site, would violate the terms of any agreement between the subject vendor and Retailer, including, without limitation, any term restricting distribution to the territories served by Retailer's TSA Stores, or which would otherwise materially damage the relationship between the subject vendor and Retailer; and

         (f) any merchandise which Retailer requests in writing be removed from the TSA Site, if for legitimate business purposes set forth in Retailer's notice to TSA.com; provided that Retailer purchases such merchandise from TSA.com at TSA.com's cost if such merchandise cannot be returned to the vendor.

The above restrictions shall apply at all times to the TSA Site. Retailer and TSA.com agree to communicate in good faith, as needed, concerning the construction, application and enforcement of the above restrictions.

4.3 AVAILABLE MERCHANDISE. Subject to the above restrictions, TSA.com shall have the right to offer and sell on the TSA Site, and Retailer shall assist TSA.com in obtaining:

         (a)      In Line Merchandise;

         (b)      Special Make-Ups;

         (c) Closeout Merchandise, but only such Closeout Merchandise as Retailer currently carries, or places orders for sale in its TSA Stores;

         (d)      Markdowns;

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

         (e)      On Line Gift Certificates; and

         (f)      TSA Gift Certificates.

Merchandise in categories 4.3(a) through (f) above shall be referred to as "On-Line Merchandise."

4.4 VENDOR RELATIONS; ORDERS BY TSA.COM. (a) At such time and by means of a form of written or electronic notice which is mutually agreed upon by the Parties, Retailer shall notify all of its vendors: (i) of the formation of TSA.com as a venture of Retailer and GSI; (ii) that the TSA Site is operated by TSA.com;
(iii) that TSA.com shall be coordinating its purchases with Retailer and purchasing additional quantities of merchandise as ordered by Retailer; (iv) that each vendor, for the benefit of Retailer, should sell its merchandise to TSA.com at the same prices, with the same Advertising Co-op and Discretionary Funds and on the same terms and conditions as it sells the same merchandise to Retailer; and (v) that such merchandise should be shipped and invoiced directly to TSA.com. If a given vendor refuses to directly ship to and invoice TSA.com, TSA.com shall notify Retailer. If the vendor cannot be persuaded to deal directly with TSA.com, then subject to Retailer's consent, which it may withhold as it sees fit, Retailer may place the order for TSA.com and such vendor may ship to and invoice Retailer for such merchandise. Retailer shall then invoice TSA.com at Retailer's net cost, and TSA.com shall pay Retailer the purchase price and all freight and handling charges within thirty days of any such shipment by Retailer to TSA.com. TSA.com shall pay Retailer its PRO RATA share (based upon that portion of the shipment purchased by Retailer for TSA.com as it relates to the entire shipment received by Retailer from that vendor) of the actual freight costs from the vendor's facility to Retailer's Warehouse, as well as any handling and freight costs incurred by Retailer in packing and shipping the subject merchandise from Retailer's Warehouse to TSA.com's fulfillment facility. Retailer shall include a detailed bill of lading or invoice with each such shipment.

         (b) IN LINE MERCHANDISE. Retailer shall use its best efforts to advise TSA.com within ten (10) Business Days after placing a purchase order with a vendor for any In Line Merchandise, identifying the vendor and the item (by category, class, UPC and/or Retailer's sku number), and setting forth Retailer's net cost, Retailer's proposed original retail price and expected date of receipt at Retailer's Warehouse.

         (c) SPECIAL MAKE-UPS; OWN BRAND MERCHANDISE. Retailer shall use its best efforts to advise TSA.com within ten (10) Business Days after placing a purchase order with a vendor for any Special Make-Ups or Own Brand Merchandise, identifying the vendor and the item (by category, class, UPC and/or Retailer's sku number), and setting forth Retailer's net cost, Retailer's proposed original retail price and expected date of receipt at Retailer's Warehouse. Further, Retailer shall advise TSA.com and, if possible, furnish TSA.com with a sample of the Special Make-Ups or Own Brand Merchandise and advise TSA.com of the color selection and size range. TSA.com shall have the right to purchase up to five per cent of the Special Make-Up or Own Brand Merchandise, proportionately as to size and color, as ordered by Retailer. TSA.com shall have five (5) business days after receipt of notice from Retailer to place its order for Special Make-Ups or Own Brand Merchandise and, if so, the quantity thereof.

Notwithstanding anything contained herein to the contrary, TSA.com recognizes that there may be instances where there shall be an insufficient amount of a particular item of Special Make-Ups or Own Brand Merchandise to warrant selling such merchandise on-line. In such instances Retailer shall not be required to offer such Special Make-Ups or Own Brand Merchandise to TSA.com. Further, TSA.com acknowledges that Retailer may not be able to offer to TSA.com certain Special Make-Ups or Own Brand Merchandise which is not available in all of Retailer's TSA Stores.

         (d) CLOSEOUT MERCHANDISE. Retailer shall use its best efforts to advise TSA.com within ten (10) Business Days after issuing a purchase order for Closeout Merchandise from a vendor. Retailer may from time to time agree to sell Closeout Merchandise to TSA.com on such terms and in such amounts as may be determined by the Parties, provided, however, that Retailer shall use commercially reasonable efforts to make Closeout Merchandise available to TSA.com, subject to availability.

         (e) MARKDOWNS. Retailer may from time to time agree to sell Markdowns to TSA.com on such terms and conditions and in such amounts as may be determined by the Parties.

         (f) The Parties shall cooperate with each other so that, as between TSA.com and Retailer, as much of the processes set forth in Article 4.4(a)-(f) above as possible may be accomplished electronically.

4.5 PRICES OF ON-LINE MERCHANDISE. Subject to the terms of this paragraph and to any applicable laws, Retailer shall [*]. [*] shall adopt and be responsible for implementing such price determinations. Retailer shall use its best efforts to [*]; provided, however, that for any item which [*]. TSA.com may assist Retailer in [*]. Retailer acknowledges that TSA.com, unless it elects to do so, [*]. In such event, Retailer shall nevertheless have the right to [*] The Parties shall cooperate with each other so that the entire pricing process between TSA.com and Retailer may be accomplished electronically.

4.6 ON-LINE GIFT CERTIFICATES; TSA GIFT CERTIFICATES. Subject to Retailer's prior review and approval of the form and content of any proposed On-Line Gift Certificate and of TSA.com's redemption policy, and subject to the terms of the "License Guidelines and Restrictions" under the LICENSE AGREEMENT, TSA.com may develop, publish and offer for sale On-Line Gift Certificates on the TSA Site. TSA.com shall clearly and conspicuously state in connection with any offer to purchase or sell such On-Line Gift Certificates, and state on the On-Line Gift Certificates themselves, that On-Line Gift Certificates are redeemable only on the TSA Site and not at TSA Stores. In addition, subject to the prior negotiation and agreement of the Parties as to all terms, TSA.com may offer TSA Gift Certificates for sale on the TSA Site, but only with the clear and conspicuous statement that such TSA Gift Certificates are redeemable only in TSA Stores. As between TSA.com and Retailer, TSA.com shall bear any escheat duties with respect to On-Line Gift Certificates.

                                    ARTICLE V
                      ORDER PROCESSING AND CUSTOMER SERVICE

5.1 PROCESSING OF CUSTOMER ORDERS. Except as otherwise provided in Article 6.3, TSA.com shall be solely responsible for processing all E-Commerce Business. TSA.com shall enter into merchant agreements in its own name and on its own account with at least the credit card providers VISA, Master Card and American Express. Further, TSA.com shall use commercially reasonable efforts to provide the functionality to accept Retailer's forthcoming private label credit card, on the same terms and conditions as accepted by Retailer at Retailer's TSA Stores. TSA.com shall provide secure systems for submitting and processing all credit card transactions, as well as systems for immediate confirmation of all E-Commerce Orders, and confirmation of shipments, out of stock or back orders via mail and/or email. TSA.com shall promptly process all E-Commerce Orders received from Customers via the TSA Site. TSA.com shall take the Customer's credit card number at such time as On-Line Merchandise or related services are ordered. TSA.com shall charge the Customer's credit card at the time the On-Line Merchandise is shipped or the related services are furnished. The transaction shall appear on the Customer's credit card under the merchant name "TheSportsAuthority.com" and proceeds shall be deposited into TSA.com's designated bank account for full credit to TSA.com. TSA.com shall make all arrangements for delivery of all On-Line Merchandise and related services purchased on the TSA Site.

5.2 CUSTOMER RELATIONS. TSA.com shall be responsible for providing all Customer service relating to the TSA Site, which shall be provided in a courteous and professional manner consistent with that provided by other reputable on-line retailers. TSA.com shall invite Customer feedback via a "Contact us" or "How are we doing?" feature. Beginning on and after the Launch Date, TSA.com shall maintain an email reply service and a toll-free telephone number and furnish adequate staff on a 24 hours a day/7 days a week basis to receive and handle telephone inquiries, requests and complaints from Customers. TSA.com shall periodically summarize and share Customers' on-line and telephone feedback with Retailer, and continuously use it to improve TSA.com's operations, as applicable.

5.3 ON-LINE CUSTOMER LOYALTY PROGRAMS. Subject to Retailer's prior review and approval, which shall no be unreasonably withheld, TSA.com shall have the right to establish On-Line Customer Loyalty Programs in order to encourage continued E-Commerce Orders. Customer Loyalty Programs established by TSA.com shall be used only in connection with E-Commerce Orders and Retailer's customer loyalty programs shall be used only in connection with purchases at Retailer's TSA Stores.

5.4 RETURN OF ON-LINE MERCHANDISE. TSA.com's return policy shall be consistent with Retailer's return policy. With each shipment of merchandise, TSA.com shall specifically instruct all Customers that NO On-Line Merchandise purchased from the TSA Site may be returned to Retailer's TSA Stores and may only be returned to TSA.com in accordance with the instructions enclosed; provided, however, that Retailer at its sole discretion, in order to maximize its own customer goodwill, may accept any such On-Line Merchandise for return in accordance with Retailer's return policy, and thereafter return the On-Line Merchandise (or destroy for credit, as agreed by the Parties) to TSA.com's fulfillment center. Once each quarter, or more often as Retailer sees fit, it shall prepare and send an itemized invoice describing all returns of On-Line Merchandise which it has accepted at TSA Stores during the period elapsed since the last such invoice, setting forth the items returned, quantities, amounts refunded or values exchanged, and any packing, handling and freight charges incurred by Retailer in shipping such On-Line Merchandise to TSA.com. TSA.com shall pay each invoice in full within 30 days of receipt from Retailer. The Parties shall negotiate in good faith and mutually agree to an appropriate service charge which Retailer may add to all such invoices.

                                   ARTICLE VI
                                   FULFILLMENT

6.1 FULFILLMENT DUTIES OF TSA.COM. TSA.com shall use commercially reasonable efforts commensurate with leading e-commerce retail fulfillment operations to provide fulfillment services for the TSA Site, according to the service standards set forth in ATTACHMENT C. These fulfillment services shall include, without limitation:

         (a) ORDER RECEIPT: accept all Customer orders (and order inquiries and cancellations) on-line from TSA Site, and via dedicated toll-free telephone number(s) on a 24 hours/day, seven days a week basis. Process credit cards, verify authorizations and track frauds. Compute and collect applicable taxes and shipping and handling charges. Track, verify and confirm all orders by phone, mail or email as appropriate.

         (b) CREDIT CARD AUTHORIZATION AND BILLING: Process credit card payments, verify authorizations and track frauds. Reauthorize initial denials. Bill credit cards at time of shipment.

         (c) MERCHANDISE RECEIVING AND INSPECTION: Receive, count and inspect merchandise at warehouse or distribution center. Issue and track backorders.

         (d) INVENTORY CONTROL: Track all merchandise on order, in warehouse or distribution center, and as sold to Customers. Manage shrinkage.

         (e) PICK, PACK AND SHIP: Pick merchandise to fill orders from warehouse or distribution center. Pack and seal merchandise for safe shipment. Ship via Customer designated method within the time frames selected by or promised to Customers.

         (f) SHIPPING VERIFICATION AND MANIFESTING: Select appropriate shipping carriers, apply appropriate shipping labels, and communicate with carriers and Customers to verify and track all shipments.

         (g) RETURNS PROCESSING: Provide on-line and toll-free telephone support for processing merchandise returns. Issue RA numbers, UPS call tags and the like. Verify, confirm and track returns. Issue credit card credits (or refunds or exchanges) to Customers promptly upon receipt of returned merchandise. Process returns of defective merchandise to recover from vendors.

         (h) CUSTOMER SERVICE: In addition to the services afforded to Customers above and as described in Article V, invite, track and respond as appropriate to Customer feedback. Provide systematic capability to track and monitor customer service activity to include such information as original order number, order date, reason for Customer contact, and resolution. For phone calls, track time to answer and call duration. For e-mail, track elapsed time from Customer send time/date to TSA.com response time/date.

         (i) REPORTING: Provide reports to Retailer, including, without limitation, concerning daily, weekly and monthly performance in each of the above categories, demand by page in the TSA Site, demand by item in the TSA Site, cancellations and returns, defectives, and the like.

6.2 RETAILER'S OPTION TO ASSUME FULFILLMENT DUTIES. The parties agree that, at the option of Retailer, at any time after the second anniversary of the Launch Date, and upon nine months' prior written notice given by Retailer to TSA.com and GSI, Retailer may assume all fulfillment duties with respect to the E-Commerce Business and the TSA Site, provided that Retailer is able to satisfy the following conditions:

         (a) Retailer demonstrates to TSA.com's reasonable satisfaction that it has the ability to provide the same or better fulfillment services as TSA.com's then current fulfillment Outsourcing Partner at the same or better cost;

         (b) Retailer demonstrates to GSI's reasonable satisfaction that any resulting modifications needed in GSI's engineering architecture shall seamlessly integrate Retailer's fulfillment systems with GSI's operations. Further, if modifications are needed to integrate with GSI's operations, Retailer shall bear the costs of making such modifications; and

         (c) If Retailer desires to outsource fulfillment after satisfying the foregoing conditions, it may only do so: (i) if Retailer also outsources all of its other e-commerce, mail order and catalog fulfillment services; and (ii) the costs charged by Retailer to TSA.com for the outsourced fulfillment services for the TSA Site does not include any markup by Retailer.

                                   ARTICLE VII
                     ADVERTISING AND MARKETING THE TSA SITE

7.1 PRIOR APPROVAL OF AGREEMENTS. TSA.com agrees to obtain the written approval of Retailer prior to entering into any agreement or arrangement with Advertising and Marketing Partners of TSA.com, including, without limitation, all agreements for on-line or off-line links, cross promotion, exclusive arrangements, affiliate arrangements, and all other advertising exchange, traffic accumulation, aggregation and distribution methods or arrangements.

7.2 USE OF ADVERTISING CO-OP AND DISCRETIONARY FUNDS. (a) TSA.com shall use all Advertising Co-op and Discretionary Funds received by TSA.com directly from vendors as a result of the purchase of On-Line Merchandise for the TSA Site, exclusively to promote the TSA Site, in the manner and according to strategies as the Parties shall mutually determine. All proposed advertisements shall be submitted to Retailer for Retailer's prior review and approval.

         (b) Any Advertising Co-op and Discretionary Funds received by Retailer due to a given vendor's refusal to deal directly with TSA.com, and arising from Retailer's purchase of any On-Line Merchandise for TSA.com, shall be passed through to TSA.com by Retailer. In any event, Retailer and TSA.com each prefer that vendors deal directly with TSA.com, and each shall request Retailer's vendors to do so.

7.3 TSA.COM'S ADDITIONAL ADVERTISING COMMITMENT. TSA.com shall spend, prior to December 31, 2007, not less than [*] in excess of the amount of Advertising Co-op and Discretionary Funds spent by TSA.com for advertising of TSA's Site, of which at least [*] shall be spent by December 31, 2001 and the balance remaining will be spent at the rate of at least [*] per Fiscal Year until all [*] is spent. In the event of a breach of this Article 7.3, TSA.com shall have the right to cure such breach within 30 days of receipt of written notice of breach from Retailer.

7.4 CROSS PROMOTION. Subject to Retailer's prior review and approval, and subject to the terms of the License AGREEMENT, TSA.com shall have the right to use Retailer's URL, the name and mark "TheSportsAuthority.com" and certain other Marks (as defined in the LICENSE AGREEMENT) to cross promote the TSA Site with Advertising and Marketing Partners of TSA.com.

 7.5 URL INTEGRATION BY RETAILER. Retailer, commencing no later than October 1, 1999 and on a rolling basis as it orders or prepares new printed materials or advertisements or other communications pieces, and continuing during throughout the Term, at no cost to TSA.com, shall use its best efforts to provide for URL Integration in its prepared advertising, marketing and public and investor relations communications pieces, as follows:

         (a) by including its URL within substantially all of its print media advertising (including, without limitation, in newspapers, periodicals, circulars, billboards, print materials, shopping bags, cash register receipts and print sponsorship advertising);

         (b) by including its URL in substantially all of Retailer's television advertising; and

         (c) by mentioning its URL during substantially all of Retailer's radio advertisements.

Retailer shall not be required to use the URL in any formats or applications where it deems such use to be inappropriate, poor design, unreasonable or awkward (E.G., in a radio spot which is too short) or where such use is rejected or unacceptable under the terms of any applicable advertising, marketing or sponsorship agreement. Retailer may use the following disclaimer together with the URL if appropriate and necessary: "On Line Merchandise offerings may vary from products offered in The Sports Authority stores."

                                  ARTICLE VIII
                             ADMINISTRATIVE SERVICES

8.1. ADMINISTRATIVE SERVICES TO BE PROVIDED BY TSA.COM. TSA.com shall provide the following services to support the TSA Site and the E-Commerce Business:

         (a) TSA.com shall, as required by law, or as requested by Retailer, GSI or both:

                  (i) formulate operating plans and budgets and share these with GSI and Retailer, at least semi-annually;

                  (ii) provide long range forecasting and statistical analyses and share these with GSI and Retailer;

                  (iii) establish policies, provide technical support for and prepare and maintain financial books, coordinate financial audits, maintain statutory records and registers, and prepare and file financial reports, accounts and returns and income tax and other taxation returns required by the U.S. and other national, state and local governments;

                  (iv) obtain and administer national, state, and local licenses and permits necessary to conduct the E-Commerce Business and to operate the TSA Site;

                  (v) install and maintain various financial reporting systems, including general accounting, sales audit, inventory control, internal control, asset accounting and other like systems as are customary and usual for similar enterprises;

                  (vi) assist with public affairs and corporate communications services involving the TSA Site and the E-Commerce Business; and

                  (vii) assist with developing advertising and marketing strategies and plans, and buying and managing print, electronic, sponsorship and other advertising and signage programs.

         (b) FINANCIAL STATEMENTS. TSA.com shall provide Retailer with monthly unaudited financial statements in such detail as Retailer may from time to time require and shall provide Retailer with real-time electronic access on a 24 hour/7 days a week basis to its books and records to the extent the same are maintained in an electronic media and accessible on-line.

         (c) AUDITS. During the term of this Agreement and for a period of two
(2) years thereafter, each Party shall keep and maintain accurate books and records relating to this Agreement. Upon request, Retailer or its agent(s) may inspect, audit and analyze copies of those records of TSA.com relating to this Agreement. Upon request, TSA.com or its agent(s) may inspect, audit and analyze copies of those records of Retailer relating to this Agreement. Any such audit by a Party (the "Auditing Party") shall be conducted at the Auditing Party's own cost and expense, during normal business hours at the regular place of business of the other Party (the "Audited Party") upon at least ten (10) days prior written notice. Each Party may exercise its right to audit hereunder no more than once per year, unless a material discrepancy (I.E., a discrepancy in excess of [*] or [*]) was discovered in an audit. In such cases, the Auditing Party may audit every six (6) months until the results of the audit show that a material discrepancy no longer exists. All underpayments shall be promptly remitted to the Auditing Party. No payments rendered under this Agreement shall be subject to audit more than two (2) years from the date of its presentation. Neither Party shall exercise its audit rights unless it has a reasonable basis to believe the information provided by the other Party is inaccurate.

                                   ARTICLE IX
                               RETAILER'S SERVICES

9.1 PROJECT MANAGER; MERCHANDISING MANAGER. Retailer shall make two of its employees available to serve as a full-time project manager and a full-time merchandising manager to work with TSA.com with respect to all aspects of Retailer's rights and obligations pursuant to the TSA Site, the E-Commerce Business and this Agreement. Such "Dedicated Employees" shall be hired, employed, managed and compensated by Retailer, and TSA.com shall reimburse Retailer for each such Dedicated Employee's services in the manner set forth below.

9.2 CHARGES. TSA.com shall reimburse Retailer for all commercially reasonable compensation costs incurred by Retailer in connection with the Dedicated Employees, including, without limitation, TSA.com's allocable share of the wages, salary, bonus, 401(k), profit sharing and other standard compensation and employee benefits as paid or furnished by Retailer, and of any employment based sums that Retailer as an employer is required by law to contribute on behalf of such Dedicated Employees to local, state and federal agencies. Each Dedicated Employee shall keep track of all work time that he or she devotes to working for any party other than TSA.com and periodically report the same to Retailer. At least once each month Retailer shall prepare a written statement (a "Dedicated Employee Invoice") identifying each Dedicated Employee employed on TSA.com's behalf during the preceding month, itemizing the compensation furnished by Retailer for each Dedicated Employee, totaling the amounts by Dedicated Employee, and reducing such totals proportionately for the time each Dedicated Employee spent working for parties other than TSA.com during the subject month.

9.3 TSA.COM'S PAYMENTS. Dedicated Employee Invoices shall be calculated and sent by Retailer to TSA.com on a monthly basis. Less frequent billing may be appropriate for periods in which minimal time has been spent or minimal costs have been incurred. TSA.com agrees to pay Retailer all charges within thirty
(30) days after the receipt of any Dedicated Employee Invoice from Retailer.

                                    ARTICLE X
                   CUSTOMER DATA, FINANCIAL DATA AND DATABASES

10.1 OWNERSHIP AND USE OF CUSTOMER DATA. (a) TSA shall own all right, title and interest in and to the Customer Data, while TSA.com shall have an irrevocable right and license hereunder to use the Customer Data in its business operations. TSA.com shall adhere to all United States and Canadian privacy and data protection laws applicable to its gathering, processing, storing and transmitting of Customer Data. TSA.com shall use its best efforts to adhere to all such privacy and data protection laws of all other nations and shall indemnify TSA for any loss, damage or expense caused by its failure to do so; PROVIDED, HOWEVER, that the parties agree that such failure to do so shall not be deemed a breach of this Agreement.

         (b) Each Party shall treat the Customer Data as Confidential Information of the other Party in accordance with the provisions of Article
11.1. The Parties agree that TSA.com may use Customer Data in the operation of the TSA Site and the E-Commerce Business, and that Retailer may use the Customer Data in the operation of Retailer's land based stores, but neither Party shall furnish, rent, sell or otherwise disclose Customer Data to any person or entity whatsoever without the prior written consent of the other Party. Further, the Parties agree not to furnish, rent, sell or otherwise disclose to any person or entity whatsoever any Financial Data, without the other Party's prior written consent and subject to such terms and conditions as the Parties may mutually determine. Notwithstanding the foregoing, TSA.com may permit GSI, at no charge to GSI, to use Financial Data (BUT NOT Customer Data) to form trends and overall research as to the on-line shopping habits of consumers.

10.2 DELIVERY OF CUSTOMER DATA AND FINANCIAL DATA TO RETAILER. From time to time, Retailer may request that TSA.com provide to Retailer any or all of the Customer Data or the Financial Data as Retailer shall specify, including, without limitation, the following information:

         (a)    Customers' names;
         (b)    Customers' addresses;
         (c)    Customers' phone numbers;
         (d)    Customers' e-mail addresses;
         (e)    items purchased;
         (f)    amount spent;
         (g)    information as to how and from where Customers reached TSA Site;
         (h)    "refers";
         (i)    unique visitors to site;
         (j)    page views per site;
         (k)    top ten most viewed pages;
         (l)    bottom ten least viewed pages;
         (m)    time of day traffic patterns;
         (n)    sales by product and brand in the aggregate;
         (o) Customer comments and complaints (shall be furnished on a monthly basis or more often as requested); and
         (p)    such additional information as requested by Retailer.

Upon receipt of such request, TSA.com shall provide the Customer Data or Financial Data to Retailer in a commercially standard format, either via diskette, CD-ROM, electronically, or via another mutually agreeable method. TSA.com shall use commercially reasonable efforts to ensure that the Customer Data and Financial Data provided to Retailer accurately and completely reflects the Customer Data and Financial Data in the TSA Site, but until such data is audited and

TSA.com's books are closed for the applicable period, TSA.com shall have no obligation to check the accuracy, validity or integrity of the Customer Data or Financial Data.

10.3 OWNERSHIP AND USE OF FINANCIAL DATA. TSA.com, Retailer and GSI shall jointly and severally own all right, title and interest in and to the Financial Data, except that all use of the Financial Data by any of them shall always be subject to the restrictions set forth herein.

10.4 OWNERSHIP OF DATABASES. GSI shall own all right, title and interest in and to the Databases, while Retailer and TSA.com may use the Databases subject to other restrictions set forth herein.

                                   ARTICLE XI
                                 CONFIDENTIALITY

11.1 CONFIDENTIAL INFORMATION. Each Party acknowledges that, in connection with the performance of this Agreement, it may receive Confidential Information of the other Party. For the purpose of this Agreement, "Confidential Information" shall mean information or materials that is marked "confidential" or which the Receiving Party knows or has reason to know is the confidential or proprietary information of the Disclosing Party, either because (i) such information is marked or otherwise identified by the Disclosing Party as confidential or proprietary, or (ii) such information has commercial value and is not generally known in the Disclosing Party's trade or industry. Confidential Information shall include, without limitation: (a) concepts and ideas relating to the development and distribution of content in any medium; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; (d) existence of any business discussions, negotiations or agreements between the parties; (e) the terms and conditions of this Agreement; (f) all information with respect to Retailer's vendors, Retailer's price and cost structures, TSA.com's vendors, TSA.com's merchandise price and cost structures, the cost of merchandise sold by TSA.com, the existence or amount of any cooperative advertising subsidy or rebate; and (g) all prices of merchandise to be sold on the TSA Site prior to publication of such prices on the TSA Site; provided, however, that Retailer shall be provided with the information referred to in clauses (f) and (g).

11.2 CONFIDENTIALITY. The Receiving Party hereby agrees: (i) to hold and maintain in strict confidence all Confidential Information of the Disclosing Party and, except as otherwise permitted herein, not to disclose it to any third party; and (ii) not to use any Confidential Information of the Disclosing Party except as permitted by this Agreement or as may be necessary for the Receiving Party to perform its obligations under this Agreement. The Receiving Party shall use at least the same degree of care to protect the Disclosing Party's Confidential Information as it uses to protect its own Confidential Information of like importance, and in no event shall such degree of care be less than reasonable care. The obligations and restrictions imposed by this Article 11 shall terminate five (5) years after the expiration or termination of this Agreement.

11.3 EXCEPTIONS. Notwithstanding the foregoing, the parties agree that Confidential Information shall not include any information that: (a) was in the public domain at the time it was communicated to the Receiving Party by the Disclosing Party; (b) entered the public domain subsequent to the time it was communicated to the Recipient by the Disclosing Party through no fault of the Receiving Party; (c) was in the Receiving Party's possession free of any obligation of confidence at the time it was communicated to the Receiving Party by the Disclosing Party; (d) was rightfully communicated to the Receiving Party by a third party, free of any obligation of confidence, subsequent to the time it was communicated to the Receiving Party by the Disclosing Party; (e) was developed by employees or agents of the Receiving Party independently of and without reference to any information communicated to the Receiving Party by the Disclosing Party; or (f) was communicated by the Disclosing Party to an unaffiliated third party free of any obligation of confidence. In addition, the Receiving Party may disclose the Disclosing Party's Confidential Information in response to a valid order by a court or other governmental body, as otherwise required by law, or as necessary to establish the rights of either party under this Agreement; provided, however, in the event that the Receiving Party receives a demand to disclose such Confidential Information in connection with a legal action or proceeding, the Receiving Party, if possible, shall first notify the Disclosing Party of the demand in order to provide the Disclosing Party an opportunity to seek a protective order. TSA.com may also disclose certain of Retailer's Confidential Information to GSI in connection with the performance by GSI of its duties, but only to the extent expressly permitted in the E-COMMERCE SERVICES Agreement by and among TSA.com, GSI and Retailer of even date herewith.

11.4 CONFIDENTIALITY OF THIS AGREEMENT. The Parties acknowledge that the terms and conditions of this Agreement constitute Confidential Information which shall be governed by the terms of this Article 11.

                                   ARTICLE XII
                                    APPROVALS

12.1 APPROVAL PROCESS. Except as otherwise expressly set forth herein, and except with respect to any use of "Licensed Property" (as defined in the LICENSE AGREEMENT) which requires approval under the LICENSE AGREEMENT, when a given provision calls for prior review and approval by one Party of a submission by the other Party, the Party receiving the submission shall review it in a timely manner and use its best efforts to communicate in writing its approval or disapproval as soon as practicable after receiving the same. Failure to communicate approval within five (5) Business Days of receipt of the submission shall be deemed a disapproval. The submitting Party may re-start the approval process by making a second submission marked "Second Request." The Party receiving the second submission shall again review it in a timely manner and use its best efforts to communicate in writing its approval or disapproval as soon as practicable after receiving the same. Failure to communicate approval within five (5) Business Days of receipt of the submission shall be deemed an approval. In no event, shall the Party seeking approval produce, distribute, or otherwise follow through on or implement the subject of the submission until approval is granted in writing by the Party charged with the right of approval, or until the applicable period has expired after a Second Request and the Party receiving the second submission has failed to reply.

                                  ARTICLE XIII
                                   EXCLUSIVITY

13.1 RETAILER. During the term of this Agreement, except as otherwise permitted under Article 2.6(a) of the LICENSE AGREEMENT, Retailer agrees to not engage in the business of creating, developing, operating, advertising and promoting a business-to-consumer e-commerce business on the Internet which directly or indirectly generates in excess of 20% of its revenues from the sale of sporting goods, athletic footwear, athletic apparel and related goods and services ("Restricted Business"), except that if Retailer acquires another business selling sporting goods, athletic footwear and/or athletic apparel and related goods and services either through land based stores or through catalog sales which is engaged in e-commerce business, Retailer can continue to operate the e-commerce business of the acquired business until such time, if ever, that Retailer changes 50% or more of the acquired business's land based stores to stores operating under the name "The Sports Authority" or any variation thereof or changes the catalog name to "the Sports Authority" or any variation thereof. If Retailer desires to engage in any Restricted Business during the term of this Agreement, it shall only do so through TSA.com and such business shall be conducted on the terms and conditions set forth in this Agreement.

13.2 TSA.COM. During the Term of this Agreement, TSA.com agrees to NOT engage in the sale of goods over the Internet as a shareholder, partner or investor in any corporation, partnership, limited liability company or other entity or venture which directly or indirectly generates in excess of 20% of its revenues from the sale of sporting goods, athletic footwear, athletic apparel and related goods and services.

                                   ARTICLE XIV
                         REPRESENTATIONS AND WARRANTIES

14.1 BOTH PARTIES. Each Party represents and warrants to the other Party that:
(a) it is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and that it has the power and authority to enter into this Agreement and the transactions contemplated herein;
(b) the consummation of the transactions described by this Agreement shall not conflict with or result in a breach of any of the terms, provisions or conditions of its Articles of Incorporation or Bylaws, or any statute or administrative regulation or any order, writ, injunction, judgment or decree of any court, regulatory or governmental authority or of any agreement or instrument to which it is a party or by which it is bound, or constitute a default thereunder; and (c) this Agreement has been duly authorized, executed and delivered by it and this Agreement is valid, enforceable and binding upon each Party in accordance with its terms.

14.2 YEAR 2000. TSA.com warrants that the TSA Site shall not suffer any material adverse effect as a result of a failure in any TSA.com Work Product or TSA.com Tools to be Y2K Compliant. A product or service which is "Y2K Compliant" is one that provides accurate results using data having date ranges spanning from January 1, 1980 through December 31, 2019 ("Y2K Period"). By way of example and not of limitation, "Y2K Compliant" means, with respect to a product or service, that it can currently and shall, during the Y2K Period, continue to (a) manage and manipulate data involving all dates within the Y2K Period (including the fact that the year

2000 is a leap year) without functional or data abnormality related to such dates; (b) manage and manipulate data involving all dates within the Y2K Period without inaccurate results related to such dates; (c) have user interfaces and data fields formatted to distinguish between dates within the Y2K Period; and
(d) accurately identify and either reject or correct invalid date data during the Y2K Period. Provided TSA.com otherwise complies with this Article 14.2, it shall not be liable to Retailer for any failure to perform obligations under this Agreement to the extent such failure arises from a failure to be Y2K Compliant that: (i) affects the non-performing party's customers or suppliers; or (ii) is beyond its reasonable control.

                                   ARTICLE XV
                                 INDEMNIFICATION

15.1 RETAILER. Retailer, at its own cost and expense, shall defend, indemnify and hold harmless TSA.com and any of its officers, directors, employees or agents from and against any and all actions, claims, proceedings or lawsuits arising from or related in any way to: (a) any claim that TSA.com's use of the Marks as permitted hereunder and under the LICENSE AGREEMENT, including use of Retailer's URL and of the name and Mark "TheSportsAuthority.com" infringes the trademark, service mark, trade dress or trade name rights of any third party in the U.S., its territories and possessions, Puerto Rico, or Canada, provided, HOWEVER, that Retailer shall not bear any duty, obligation or liability pursuant to this Article 15.1 to the extent that, and with respect to which, any use by TSA.com of any of the Marks is in a manner not authorized by this Agreement or the License Agreement; or (b) from Retailer's gross negligence or willful or intentional misconduct.

15.2 TSA.COM. Subject to Article 15.1 above, TSA.com, at its own cost and expense, shall defend, indemnify and hold harmless Retailer and any of its officers, directors, employees or agents from and against all damages, expenses, liabilities and other costs (including reasonable attorneys' fees and court costs) arising: (a) from a claim made by any party (other than Retailer) that is related in any way to the TSA Site, the E-Commerce Business, On-Line Merchandise sold or services furnished through the TSA Site, or TSA.com's services to Retailer provided pursuant to this Agreement; or (b) from TSA.com's gross negligence or willful or intentional misconduct.

15.3 Any Party seeking indemnification shall notify the other Party as soon as possible after such Party seeking indemnification becomes aware of the claim. Except with respect to infringement claims asserted under 15.1(a) which Retailer shall have the sole right to defend, the indemnifying Party shall have the right to defend any claim pursuant to this Article XV. The indemnified Party shall cooperate with such defense and, at its option, may also defend such claim to the extent that its interests in any way vary from that of the indemnifying Party.

                                   ARTICLE XVI
                                    INSURANCE

16.1 TSA.com shall, during the Term of this Agreement, maintain the following insurance coverages as indicated or as required by law, whichever shall be greater, with insurers in good standing and authorized to do business under the laws of the State(s) where performance shall occur:

         (a) Comprehensive General Liability, naming Retailer as an additional insured, including without limitation Contractual Liability and Products Liability, with broad form property damage and bodily injury (including Personal Injury) coverage. The minimum limits for each shall be [*] per occurrence and [*] annual aggregate; and

         (b) Workers' Compensation and Employers' Liability with minimum limits of [*] per accident, [*] disease (each employee) and [*] disease (policy limit).

Upon Retailer's request, TSA.com shall tender to Retailer certificates of insurance evidencing the coverages required to be maintained by TSA.com hereunder. The certificates must provide that no change or cancellation of insurance shall be made without thirty (30) days prior written notice to Retailer.

                                  ARTICLE XVII
                              TERM AND TERMINATION

17.1 TERM. This Agreement shall commence on the Effective Date and automatically terminate upon termination of the E-COMMERCE VENTURE AGREEMENT, or terminate pursuant to Article 17.2 below.

17.2. TERMINATION. This Agreement may be terminated prior to termination of the E-COMMERCE VENTURE AGREEMENT, as follows:

         (a) By either Party if the other Party shall materially breach in the performance of any of the covenants, terms and conditions of this Agreement and shall fail to cure such breach within 60 days after receipt of notice in writing from the terminating Party of such breach, giving reasonable particulars of such breach and of the intention of the Party serving the notice to terminate this Agreement unless such breach is cured; PROVIDED, HOWEVER, that if such breach cannot reasonably be cured within 60 days, no termination shall occur so long as the Party against which breach has been declared continues to use its best efforts to cure such breach.

         (b) By either Party if the other Party shall be judicially declared bankrupt or insolvent, make an assignment for the benefit of, or enter into a compromise with, its creditors; initiate bankruptcy or insolvency proceedings of any kind or proceedings for the appointment of a receiver, manager, judicial manager or similar official with respect to it or any of its assets or become a party to dissolution proceedings; PROVIDED, HOWEVER, that no termination shall occur if any such action is stayed, dismissed or reversed within 60 days of the initiation of such action and the other Party provides satisfactory evidence of the same within such period.

                                  ARTICLE XVIII
                NO IMPLIED WARRANTIES; LIMITATIONS UPON LIABILITY

18.1 Neither Party shall be liable to the other party for incidental, consequential, punitive or exemplary damages arising in connection with this agreement or the performance, omission of performance or termination hereof, even if the said Party has been advised of the possibility of such damages and without regard to the nature of the claim or the underlying theory or cause of action (whether in contract, tort or otherwise). Neither Party makes any representation or warranty to the other except as specifically set forth herein.

                                   ARTICLE XIX
                          PROPERTY RIGHTS AND OWNERSHIP

19.1 GENERAL. The TSA Site shall consist of, and shall operate in conjunction with, multiple elements, all of which are subject to certain Intellectual Property Rights. The Parties' respective rights with respect to such elements shall be as set forth below. For purposes of this Agreement, the term "ownership" shall refer to ownership of all right, title and interest in and to the respective elements, including, but not limited to, all patent, copyright, trade secret, trademark and any other similar Intellectual Property Rights therein, as applicable.

19.2 RETAILER'S URL. Retailer's URL shall be owned solely by Retailer (or its licensor) and all use by TSA.com shall be governed by the LICENSE AGREEMENT.

19.3 THE TSA SITE. The TSA Site shall be owned solely by TSA.com. Except with respect to each whole page of the TSA Site (which TSA.com shall own), TSA.com disclaims all right, title and interest, and Retailer shall own all right, title and interest, in and to all TSA Content and all works derivative of the TSA Content which are incorporated into the TSA Site, whether such works are copyright or trademark subject matter or otherwise, and even if such works are not created by Retailer.

19.4 SOFTWARE. Software developed by GSI for the TSA Site shall be owned solely by GSI, subject to any authorizations to use and approvals obtained and granted to TSA.com and Retailer.

19.5 TSA.COM PRODUCTS. As between Retailer and TSA.com, TSA.com owns the TSA.com Products.

19.6 TSA CONTENT. As between TSA.com and Retailer, Retailer owns the TSA Content. Except for a limited non-exclusive license to use the TSA Content (subject to the terms of the LICENSE AGREEMENT) solely to perform its obligations hereunder, this Agreement confers no ownership or other beneficial interest in TSA Content to TSA.com.

                                   ARTICLE XX
                                  MISCELLANEOUS

20.1 DISCONTINUANCE OR REGULATION OF THE INTERNET. Retailer acknowledges and agrees that the Internet (including without limitation the Web) is a network of private and public networks, that TSA.com has no control over the Internet, and that TSA.com is not liable for the discontinuance of operation of any portion of the Internet or possible regulation of the Internet which might restrict or prohibit the operation of the TSA Site.

20.2 FORCE MAJEURE. In the event that either party is unable to perform any of its obligations under this Agreement or to enjoy any of its benefits because of any event beyond the control of the affected party including, but not limited to, natural disaster, acts of God, actions or decrees of governmental bodies or failure of communications lines or networks (a "Force Majeure Event"), the party who has been so affected shall promptly give written notice to the other party and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such Force Majeure Event.

20.3 WAIVER. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified.

20.4 PRESS RELEASES. All voluntary public announcements concerning the transactions contemplated by this Agreement shall be mutually acceptable to both TSA.com and Retailer. Unless required by law, neither TSA.com on the one hand, and/or Retailer on the other hand, shall make any public announcement or issue any press release concerning the transactions contemplated by this Agreement without the prior written consent of TSA.com or Retailer, respectively. With respect to any announcement that any of the Parties is required by law to issue, such Party shall, to the extent possible under the circumstances, review the necessity for and the contents of the announcement with the other Party before issuing the announcement; provided, however, if either Party cannot obtain the consent of the other Party in a timely manner, the Party required to comply with law may issue the press release or public announcement without obtaining the consent of the other Party.

20.5 CHOICE OF DELAWARE LAW. This Agreement shall be deemed to have been executed and delivered in the State of Delaware, and shall be construed, interpreted and enforced under and in accordance with the internal laws of the State of Delaware.

20.6 BINDING EFFECT; ASSIGNMENT; TSA.COM'S USE OF OUTSOURCING PARTNERS. (a) This Agreement shall be binding upon the Parties hereto, their successors and permitted assigns and approved Outsourcing Partners. Neither Party may assign its rights and/or duties under this Agreement without the prior written consent of the other Party, except as provided below.

         (b) Upon written notice to TSA.com, Retailer shall have the right to assign this Agreement to any person or entity which acquires or succeeds to all or substantially all of Retailer's business or assets

         (c) Retailer acknowledges that TSA.com shall contract with GSI, Organic Online, Inc. and Client Logic Corporation as major Outsourcing Partners to perform certain services hereunder. TSA.com represents and warrants to Retailer that TSA.com shall fully comply with the terms of Article 20.6(e) below with respect to GSI, Organic Online, Inc. and Client Logic Corporation.

         (d) TSA.com may employ Outsourcing Partners to perform certain other services hereunder, provided, however, that for any Outsourcing Partner proposed by TSA.com to perform web site development or fulfillment services, and for any Outsourcing Partner proposed by TSA.com under an agreement which will pay such Outsourcing Partner over $500,000 in any year,TSA.com shall notify Retailer and obtain its prior written consent with respect to the material terms of engagement of any such Outsourcing Partner, which consent shall not be unreasonably withheld.

         (e) All Outsourcing Partners must be fully informed by TSA.com and bound in writing and agree (i) to all of the applicable restrictions upon TSA.com hereunder, and (i) to perform all of the applicable obligations of TSA.com with respect to Retailer hereunder, including, without limitation, the obligations set forth in Articles VIII, X, XI, XII, XV, XVI and XX. Retailer shall be deemed a third party beneficiary of all such agreements between TSA.com and its Outsourcing Partners, and shall be entitled to enforce such agreements as against any Outsourcing Partner in its own name and on its own behalf. Notwithstanding the foregoing, as between Retailer and TSA.com, TSA.com shall be responsible for all acts or omissions of any Outsourcing Partner.

20.7 COUNTERPARTS. This Agreement may be signed in several counterparts, each of which shall be deemed an original, and all of which when taken together, shall be deemed a complete instrument.

20.8 ENTIRE AGREEMENT. This Agreement, as well as the LICENSE AGREEMENT and the E-COMMERCE SERVICES Agreement, represent the entire agreement of the Parties with respect to the subject matter hereof and may not be modified, except in writing, and executed by all of the Parties hereto. This Agreement supersedes all prior writings of the Parties with respect to this subject matter.

20.9 NO PARTNERSHIP. The relationship of the Parties herein shall be that of independent contractors and nothing herein shall be construed to create a joint venture or partnership.

20.10 HEADINGS. Section headings contained in this Agreement are inserted for convenience or reference only and shall not be deemed to be a part of this Agreement for any other purpose.

20.11 NOTICES. Any notices or writings to be sent hereunder shall be in writing and shall be by personal delivery or facsimile transmission and shall be deemed given upon the earlier of actual receipt or receipt by sender of confirmation of facsimile transmission. Notices shall be sent to the following addresses (or such other address as either party may specify in writing):

                  if to TSA.com:     TheSportsAuthority.com, Inc.
                                     555 South Henderson Road
                                     King of Prussia, Pennsylvania 19406
                                     Attention: President
                                     Fax No.: (610) 768-0981
                  copy to:           David S. Mandel, Esq.
                                     Astor Weiss Kaplan & Rosenblum, LLP
                                     The Bellevue
                                     Broad & Walnut Streets
                                     6th Floor
                                     Philadelphia, Pennsylvania  19102
                                     Fax No.: (215) 790-0509

                  if to Retailer:    The Sports Authority, Inc.
                                     3383 North State Road No. 7
                                     Fort Lauderdale, Florida 33319
                                     Attention:  Alex Stanton, Senior Vice
                                     President, Business Development
                                     Fax No.: (954) 677-6094

                  copy to:           The Sports Authority, Inc.
                                     3383 North State Road 7
                                     Fort Lauderdale, Florida 33319
                                     Attention: General Counsel
                                     Fax No.: (954) 730-4288

                  and to:            The Sports Authority Michigan, Inc.
                                     306 South Washington, Suite 224
                                     Royal Oak, Michigan 48067
                                     Attention: General Counsel
                                     Fax No: (248) 414-9993

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to enter into this Agreement with intent to be legally bound hereby, the date and year first above written.

THESPORTSAUTHORITY.COM, INC.          THE SPORTS AUTHORITY, INC.


By: /S/ MICHAEL RUBIN                 By: /S/  MARTIN E. HANAKA
   ----------------------------          ------------------------------


Title:                                Title:
      -------------------------             ---------------------------

                                  ATTACHMENT A

Domain Name: TheSportsAuthority.com

Format of Retailer Content :  SEE Attachment B

Project Liaisons: For TSA.com - Michael Golden       For Retailer - Alex Stanton

Feature Set: TSA.com, at its own expense, shall create, maintain and operate the TSA Site for Retailer on the Web in accordance with state of the art computer software development industry professional standards and with at least the following functionality:

1.  Standard Search
2.  Browse Category/Sub-Category/Family/Sub-Family
3.  Product Presentation
4.  Related Products
5.  Product Comparison
6.  Shopping Cart
7.  Online Checkout with Secure Ordering
8.  Email Notification of Orders
9.  Order Tracking
10. User Login/Registration
11. User Profile Management
12. Product Bundles/Promotions
13. 24/7 Real Time Customer Service
14. Reporting Tools for Site Performance, Sales and Traffic
15. Affiliate Program Management
16. Store Locator with Mapping
17. Gift Giving Functionality
18. Real-Time Order Processing (including tax and shipping costs configurators)
19. Corporate Information (including financial information and company profile)
20. Employment and Press Areas with remote publishing tools for administration by Retailer

(Collectively, items 1-20 above describe the "Core Functionality" of the TSA
Site)

MILESTONE DELIVERY SCHEDULE:

Task                                            Estimated Completion Date

Establish Fulfillment Capabilities              April 30, 1999
Discovery And Planning                          June 1, 1999
Commence Engine Engineering                     July 31, 1999
Alpha Testing                                   August 15, 1999
Retailer Web Site Development                   August 30, 1999
Quality Control Review And Revisions            September 16, 1999
Beta (Soft Launch)                              September 21, 1999
Web Site Launch To General Public               October 1 - December 1,1999
Media And Promotions                            October 1 - December 1,1999

                                  ATTACHMENT B

                           ASSET SUBMISSION GUIDELINES

This section details how to submit assets.

SOURCE ASSETS AND FINAL ASSETS

We require source files for all assets. This means if an image is originally constructed as a layered RGB Photoshop file at 100x500 pixels, we need that file, even if the final file is a flattened 4-bit GIF at 20x100.

We allow the submission of final assets in some cases, but only by prior arrangement and only in addition to an up-to-date source file. All submitted assets are subject to review and verification by production staff.

MEDIA AND FORMAT

We routinely receive assets in the following media and formats:

Digital Media:
   Media:
   SyQuest 44mb, 88mb, 200mb, CD-ROM (including PhotoCD), Zip, Jaz, 3.5" floppy.

   Format:
   Win16, Win-32, or Macintosh

   File Formats:
   Text: Raw, MS Word 95, RTF, HTML

   Bitmap Graphics:
   Photoshop, TIFF, PCD (PhotoCD), EPS, PICT (JPEG and GIF for final files only and only along with source files)

   PostScript Graphics:
   EPS, Illustrator (7.0 preferred)

   Video:
   QuickTime

   Audio:
   WAV, AIFF, MIDI

Non-Digital Media:
Contact us to discuss needs and capabilities before submitting any non-digital assets.

ASSET SUBMISSION

We prefer to receive assets via FTP (file transfer protocol) although we gladly accept assets via standard package delivery services (i.e., FedEx, USPS, UPS, etc.).

Submission via FTP

FTP Area: ftp.globalsportsinteractive.com

Assets should be left in "Incoming" which is a level below the initial directory. Once assets have been transferred, e-mail confirmation is required.

Submission via Package Delivery

If you wish to submit assets via standard package delivery services, please address the package to this address:

Address TBD

If you are submitting hard assets like brochures, photographs, etc. please be sure to ship them in a reinforced container to prevent damage to the assets while in transit.

If you are submitting digital media like SyQuests, Zip disks, Jaz disks, etc., be sure to ship them in a well-padded, reinforced container.

                                  ATTACHMENT C

                TSA Site Performance Standards and Specifications

A.  SCHEDULED MAINTENANCE DOWNTIME

In order to keep the TSA site running at optimal efficiency, scheduled downtime will be used for periodic system maintenance and upgrades. TSA.com has a scheduled maintenance window of 4AM to 6AM EST on Sunday mornings for the TSA Site. Tracking tickets will be issued to track any maintenance performed during this time. Tickets are also issued for unscheduled maintenance and downtime.

B.  ESCALATION PROCEDURES

If a technical problem occurs with the TSA Site, contact people in the following order:

FRONTIER GLOBAL CENTER NETWORK OPERATIONS CENTER
         1 800 662 3551
TSA.COM WEB OPERATIONS
         Joe Romello (610)768 0900
         Michael Balik (610) 768 0900
ORGANIC WEB OPERATIONS
         Daniel Lees (212) 277 4678 pager PAGE-DLEES@ORGANIC.COM
         Dion Lee Chin (212) 277 4742 pager PAGE-DLEECHIN@ORGANIC.COM ORGANIC PROJECT ENGINEER
         Clay Amerault (212) 277 4732 pager PAGE-AMERAULT@ORGANIC.COM

C.  Server Monitoring

         1. WEB SERVERS

         Web servers will be monitored by continuous pinging to make sure the machine is alive. The http server will be continuously monitored to ensure it is serving web pages. The home page will be monitored to ensure the correct home page is being displayed with no errors. Disk space on the web servers will be monitored and someone notified if capacity exceeds a preset level.

         2.  APPLICATION SERVERS

         Application servers will be monitored by continuous pinging to make sure the machine is alive. Disk space on the application servers will be monitored and web operations notified if capacity exceeds a preset level.

         3.  DATABASE SERVERS

         Database servers will be monitored by continuous pinging to make sure the machine is alive. Disk space on the database servers will be monitored and someone notified if capacity exceeds a preset level. Database table space and database extents allocated will be monitored and web operations notified if capacity exceeds a preset level.

D.  REPLACEMENT PARTS

Under the Sun Silver maintenance agreement, replacement parts shall be available within four (4) hours of reported failure.

E.  BACKUPS

Full backups of all machines will be performed every Monday morning beginning at 2AM EST. Incremental backups will be performed every morning except Monday beginning at 4AM EST.

F.  HOSTING ENVIRONMENT

Other than scheduled downtime as described above, TSA.com guarantees 99% uptime, with preset escalation points for outages starting from system degradation and system interruption and moving to Priority I, II or III. The mean response time for server response to access the TSA Site shall not exceed more than __ seconds during any one (1) hour period. Pages will return in 8 seconds or less over a T1 connection on a 28.8Kps modem. The bandwidth representing the TSA Site's connection to the Internet shall be no less than a ____ connection, and shall be operating at capacity no more than __ minutes in any 24 hour period.

G.  SECURITY

Since the TSA Site is an electronic commerce web site, security is a primary concern. TSA.com shall operate and maintain the TSA Site's servers at a locked and secured location and shall prevent unauthorized access to the same, and any databases or other sensitive material generated from or used in conjunction with the TSA Site. TSA.com shall promptly notify Retailer of any known security breaches or holes. A Solaris platform will be used to keep the web site system as secure as possible. Solaris allows easy removal of nonessential services. Solaris allows administrative access to the servers to be restricted by a secure shell or direct terminal connection. Solaris allows auditing of access to the system. Solaris allows software that performs a single use password system. Credit card and other sensitive data will be encrypted before being transmitted. In addition to securing the individual servers used in the system, a firewall will be used.

H.  DESIGN REQUIREMENTS

         Standard Viewable Area:            615x500
         Monitor Resolution:                800x600 and greater
         Maximum Page Size:                 50k, no page exceeding 80k
         Connection Speed:                  28.8 Kbps and greater
         Graphic Formats:                   GIF89a, JPEG, plus a TBD enhanced
                                             image format
         Interactive Elements:              HTML, JavaScript, CSS, Dynamo, dHTML

I.  SUPPORTED BROWSER ENVIRONMENTS

This list below shows which browser/platform/OS combinations, based on research conducted by GSI, will provide full functionality for the GSI Common Engine and the TSA Site. The list below should cover approximately 95% of all browsers. Users without Netscape 4 (or higher) or Internet Explorer 4 (or higher) will be directed to a page informing them how to download the necessary browser. Additionally, since JavaScript is required to view the site, users who have disabled JavaScript will be directed to a page telling them how to enable it. This list also serves as the list of browsers with which the site will be tested during the quality assurance phase of the project-preceding launch.

BROWSER                        VERSION          PLATFORM            OS          VERSION
Netscape Navigator              4.0.x            Windows         95,98,NT         4.0
MS Internet Explorer            4.x              Windows         95,98,NT         4.0
Netscape Navigator              4.0.x            Macintosh         MacOS       7.x.x and up
MS Internet Explorer            4.x              Macintosh         MacOS       7.x.x and up

J.  FULFILLMENT, CUSTOMER SERVICE

         1. TELEPHONE SERVICE

         On a monthly basis, TSA.com shall provide the following service levels:

         /bullet/ Abandoned calls not to exceed 2% of total calls. /bullet/ Average speed of answer shall not exceed 20 seconds. /bullet/ Calls delayed shall not exceed 20%.

         2. SHIPMENT SERVICE TIME

         TSA.com shall use its best efforts to make all shipments of merchandise to Customers according to the following schedule:

         /bullet/ 100% by the end of the Business Day following date of receipt
                  (orders received after 3PM count as next day).
         /bullet/ Balance by the end of the second Business Day following the date of receipt.
         /bullet/ Preferential orders and Federal Express (or other express courier service) orders will be shipped on the day received.

         3. CUSTOMER RETURNS, REQUESTS FOR INFORMATION

         TSA.com shall process all Customer returns within three (3) Business Days of receipt. TSA.com shall respond to requests for information Customers for UPS call tags (or the like) and Customer returns within three (3) Business Days of receipt. Similarly, TSA.com shall respond to requests from Customers regarding shipment confirmation or other matters within three (3) Business Days of receipt, except that serious problems shall be responded to within 24 hours.

K.  REPORTING

TSA.com shall provide monthly reports (or more frequent) to Retailer by the 15th of each month, which:

         /bullet/ Track and monitor maintenance and downtime of the TSA Site; /bullet/ Track and monitor the metrics set forth above in items C, E, F and J;
         /bullet/ Track and monitor such information as original order number, order date, reason for Customer contact, and resolution; and /bullet/ For e-mail, elapsed time from Customer send time/date to
                  TSA.com response time/date.